Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports Fourth Quarter and Full Year 2023 Results

•Revenues from Continued Operations increased 18% Year over Year, led by double-digit revenue growth across all business segments
•Reiterates Full Year 2024 Adjusted EBITDA target of $100.0 million to $110.0 million, excluding BrightLoopTM and ClimateBrightTM expenses
•Completed new $150 million Senior Secured Credit Facility; Reaffirmed Credit Rating of BB+
•Awarded $16.0 million grant from the Wyoming Energy Authority, advancing the development of a 15 tonnes per day BrightLoop clean hydrogen generation facility with CO2 capture with Black Hills Energy
•Expanded pipeline to over $9.0 billion in identified global project opportunities, including over $1.5 billion in BrightLoop and ClimateBright opportunities
•Achieved annualized cost savings of over $19.0 million to date related to strategic business realignment progressing toward stated target of over $30 million

Q4 2023 Continuing Operations Financial Highlights

–Revenues of $227.2 million, declined when compared to the fourth quarter of 2022, primarily due to the completion of several lower margin renewable projects
–Net loss of $54.3 million, including non-cash items of $38.0, million primarily related to pension mark-to-market adjustments, compared to net income of $2.5 million in the fourth quarter of 2022, which included a mark-to-market gain of $7.7 million
–Loss per share of $0.65, including non-cash items of $0.43, primarily related to pension mark-to-market adjustments, compared to a loss per share of $0.02 in the fourth quarter of 2022, which included a mark-to-market gain of $0.09
–Adjusted EBITDA of $19.5 million, compared to $21.0 million in the fourth quarter of 2022
–Adjusted EBITDA, excluding BrightLoop and ClimateBright expenses, of $20.8 million, compared to $22.1 million in 2022
–Bookings in the fourth quarter were $250.3 million, compared to $174.0 million in the fourth quarter of 2022
Full Year 2023 Continuing Operations Summary:

–Revenues of $999.4 million, an 18% improvement compared to 2022
–Net loss of $78.6 million, including non-cash items of $38.0 million, primarily related to pension mark-to-market adjustments, compared to a net loss of $20.0 million in 2022, which included a mark-to-market gain of $7.7 million
–Loss per share of $1.05, including non-cash items of $0.43, primarily related to pension mark-to-market adjustments, compared to a loss per share of $0.35 in 2022, which included a mark-to-market gain of $0.09
–Adjusted EBITDA of $79.1 million, compared to $67.5 million in 2022
–Adjusted EBITDA, excluding BrightLoop and ClimateBright expenses, of $84.1 million, compared to $71.8 million in 2022

–Bookings of $878.0 million, an increase of 2% compared to full year 2022 bookings
–Ending backlog of $530.5 million, a 3% decrease compared to the end of 2022

(AKRON, Ohio – March 14, 2024) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the fourth quarter and full year 2023.

"For 2023, revenues across all segments achieved double-digit growth on a year-over-year basis, driven by increased activity and expansion into our key end-markets, particularly in our Environmental segment, which saw a 31% year-over-year increase. Our full year results displayed continued year-over-year improvement in Adjusted EBITDA which was in line with our 2023 Adjusted EBITDA target range, excluding BrightLoop™ and ClimateBright™,” said Kenneth Young, B&W’s Chairman and Chief Executive Officer. “We continue to make progress in converting our $9.0 billion global pipeline of identified project opportunities to bookings, as shown in the consolidated top-line improvement when compared to last year. We believe these results reflect a strong global demand for our technologies underpinning our pipeline and outlook for sustained growth in 2024 and beyond. Simultaneously, we continue our development, engineering and construction activities around our several BrightLoop projects and are intently focused on our strategic investments to enhance our ClimateBright decarbonization platform and BrightLoop hydrogen generation technology.”

“Our backlog inclusive of planned announcements is in line with our overall expectations as we enter 2024. Our pipeline is increasing in all segments including BrightLoop and ClimateBright. We are actively producing several FEED studies that we believe will translate into potential projects in 2024 for utility scale carbon capture technologies. We are advancing the development of our BrightLoop projects in Wyoming, Louisiana, West Virginia and Ohio,” Young added. “Importantly, we have taken significant steps to strategically realign the company for improved financial performance in 2024, driven by several key initiatives that include deleveraging the balance sheet by delivering more predictable cash flow generation through our aftermarket businesses and capitalizing on higher-margin opportunities. We are evaluating strategic alternatives for non-strategic assets to increase liquidity. We are also seeing new pipeline opportunities for waste-to-energy in the United States as well as in Europe, including in the UK, France and other countries. As previously stated, we continue to pursue higher margin and high quality projects internationally to reduce our reliance on high interest, low margin new build projects, which we believe in turn will allow us to reduce the associated overhead and interest costs. In parallel, we remain on track to realize our expected annualized cost savings target of over $30 million and reduce our interest expense. By establishing our new $150 million senior secured credit facility, we’ve enhanced our liquidity profile and expect the refinancing to provide annual interest cost savings of approximately $5 million.”

“Looking forward, we anticipate 2024 to be a strong year for Babcock & Wilcox in new bookings and stronger financial performance across all of our segments. We believe Thermal and Environmental have the highest growth potential for 2024, and we continue to execute our renewable energy strategy targeting more selective opportunities. We continue the developmental efforts around our decarbonization and hydrogen generation platform and focus on the various activities required to deploy our BrightLoop technology at commercial scale,” Young continued. “Our recently awarded $16 million grant from the Wyoming Energy Authority to support the permitting, engineering and initial construction activities for the Black Hills project is a testament to the progress we’re making to bring this technology to market. We remain fully committed to expanding our BrightLoop commercial activities in the years ahead, with targeted bookings of approximately $1 billion by 2028, which represents less than 1% of the estimated global market for hydrogen production.”

Q4 2023 Continuing Operations Financial Summary

Revenues in the fourth quarter of 2023 were $227.2 million, a 4% decline compared to $236.4 million in the fourth quarter of 2022, primarily attributable to lower volumes in our Renewable segment due to our new build business. Net loss in the fourth quarter of 2023 was $54.3 million, compared to net income of $2.5 million in the fourth quarter of 2022, including non-cash items primarily related to pension mark-to-market adjustments. Loss per share in the fourth quarter of 2023 was $0.65 compared to a loss per share of $0.02 in the fourth quarter of 2022. Operating income in the fourth quarter of 2023 was $0.7 million compared to operating income of $6.3 million in the fourth quarter of 2022. Adjusted EBITDA was $19.5 million, a decrease of 7% compared to $21.0 million in the fourth quarter of 2022. Bookings in the fourth quarter of 2023 were $250 million. Ending backlog was $531 million, which is a 3% decrease compared to backlog at the end of the fourth quarter of 2022. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to Adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $62.2 million for the fourth quarter of 2023, a decrease of 33% compared to $92.2 million in the fourth quarter of 2022. The decrease in revenue is primarily due to our strategic shift to reduce reliance on lower margin new build projects. Adjusted EBITDA in the fourth quarter of 2023 was $3.4 million, a decrease of 39% compared to $5.6 million in the fourth quarter of 2022, primarily due to the lower revenue volume described above as well as higher transportation costs associated with a large new build project.

Babcock & Wilcox Environmental segment revenues were $68.4 million in the fourth quarter of 2023, an increase of 58% compared to $43.2 million in the fourth quarter of 2022. The increase is primarily driven by higher volume related to flue gas treatment projects and higher overall volume of cooling technology projects. Adjusted EBITDA in the fourth quarter of 2023 was $5.0 million, an increase of 6% compared to $4.7 million in the fourth quarter of 2022, primarily driven by product mix and the volume described above.

Babcock & Wilcox Thermal segment revenues were $115.0 million in the fourth quarter of 2023, an increase of 9% compared to $105.2 million in the fourth quarter of 2022. The revenue increase is attributable to higher volume in our construction project business and our package boiler business, partially offset by a decline in service projects. Adjusted EBITDA in the fourth quarter of 2023 was $17.2 million, an increase of 15% compared to $15.0 million in the fourth quarter of 2022, primarily driven by the higher revenue volume and product mix described above.

Full Year 2023 Continuing Operations Financial Summary

Consolidated revenues in 2023 were $999.4 million, an 18% improvement compared to 2022. The improvement was primarily due to a higher level of activity across all our segments. Net loss in 2023 was $78.6 million compared to a net loss of $20.0 million in 2022, primarily related to overall increases in costs and expenses, higher interest expense, an increase in foreign exchange losses and goodwill impairment expense. Operating income in 2023 was $19.9 million, compared to operating income of $2.3 million in 2022 and consolidated Adjusted EBITDA was $79.1 million, an increase of 17% compared to $67.5 million in 2022. Total bookings in 2023 were $878.3 million, a 2% increase compared to full year 2022 bookings, and backlog at December 31, 2023 was $530.5 million, a 3% decrease compared to December 31, 2022. Reconciliations of net income, the most directly comparable GAAP measure to Adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $318.6 million in 2023, an increase of 10% compared to $288.7 million in 2022, primarily the result of continued growth in our European Renewable parts and services business as we continue to expand globally. Adjusted EBITDA was $22.6 million, an increase of 7% compared to $21.2 million in 2022, primarily attributable to a $6.2 million gain on sale related to the development rights of a future solar project that was sold in the prior year, partially offset by the increased volume in our European parts and services business.

Babcock & Wilcox Environmental segment revenues were $202.9 million in 2023, an increase of 31% compared to $154.4 million in 2022, primarily driven by increased volume in SPIG, our air cooled condenser business in Italy. Adjusted EBITDA was $15.3 million, an increase of 56% compared to $9.8 million in 2022, primarily driven by higher volume, as described above.

Babcock & Wilcox Thermal segment revenues were $499.2 million in 2023, an increase of 20% compared to $415.1 million in 2022, primarily the result of a large construction project and increased volume in our package boiler business. Adjusted EBITDA in 2023 was $66.7 million, an increase of 18% compared to $56.3 million in the prior year, primarily due to the large construction project and increased volumes in our package boiler business, as described above.

Liquidity and Balance Sheet

At December 31, 2023, the Company had total debt of $379.5 million and a cash, cash equivalents and restricted cash balance of $71.3 million. We face liquidity challenges arising primarily from losses recognized on our B&W Solar loss contracts, which have raised substantial doubt about our ability to continue as a going concern. We have taken, or plan to take, certain actions to address our liquidity needs. Based on our ability to raise funds through such actions, we have concluded that it is probable that we will have sufficient capital to meet our operating, debt service and capital requirements for the next twelve months.

Reducing Cost of Debt

Subsequent to December 31, 2023, we obtained a commitment to refinance our Senior Credit facility. We also amended our existing Reimbursement Agreement, including updating certain financial covenants thereunder. The refinancing commitment upon closing is expected to reduce our interest cost by up to $5 million per year based on current interest rates.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including the impacts from inflation, higher interest rates and foreign exchange rate volatility, geopolitical conflicts (including the ongoing conflicts in Ukraine and the Middle East) and global shipping and supply chain disruptions that continued to have an impact during 2023. In certain instances, these situations have resulted in cost increases and delays or disruptions that have had, and could continue to have, an adverse impact on our ability to meet customers’ demands. We continue to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact on our operating results cannot be reasonably estimated.

Earnings Call Information

B&W plans to host a conference call and webcast on Thursday, March 15, 2024 at 5 p.m. ET to discuss the Company’s fourth quarter and full year 2023 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 470-1428; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 048920. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. In addition to Adjusted EBITDA, in the fourth quarter of 2023, the Company introduced the non-GAAP financial measure of Adjusted EBITDA excluding BrightLoopTM and ClimateBrightTM. Management believes this measure is useful to investors because of the increasing importance of BrightLoop and ClimateBright to the future growth of the Company. Management uses EBITDA excluding BrightLoop and ClimateBright to assess the Company’s performance independent of these technologies. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP. This release presents Adjusted EBITDA, which are non-GAAP financial measures. Adjusted EBITDA on a consolidated basis is defined as the sum of the Adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the Adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for the Company’s Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense.

Bookings and Backlog

Bookings and backlog are our measure of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog. The Company is in the process of exiting its only remaining fixed fee Operational and Maintenance Contract in our Renewable segment. A similar contract was exited as of December 31, 2023. The Company believes it is useful to exclude the impact of this contract on our operating results as well as our backlog in order to highlight the performance of the business.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods, and that shorter-term changes in bookings may not necessarily indicate a material trend.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of global macroeconomic conditions, including inflation and volatility in the capital markets; the impact of our divestiture of Babcock & Wilcox Solar Energy, Inc.; the refinancing of our senior debt; our ability to integrate acquired businesses and the impact of those acquired businesses on our cash flows, results of operations and financial condition, including our recent acquisitions of Babcock & Wilcox Renewable Service A/S, formerly known as VODA A/S, Fossil Power Systems, Inc., Optimus Industries, LLC and certain assets of Hamon Research-Cottrell, Inc.; our recognition of any asset impairments as a result of any decline in the value of our assets or our efforts to dispose of any assets in the future; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to comply with the requirements of, and to service the indebtedness under, our debt facility agreements; our ability to pay dividends on our 7.75% Series A Cumulative Perpetual Preferred Stock; our ability to make interest payments on our 8.125% senior notes due 2026 and our 6.50% notes due 2026; the highly competitive nature of our businesses and our ability to win work, including identified project opportunities in our pipeline; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; delays initiated by our customers; our ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost savings initiatives; our ability to successfully address productivity and schedule issues in our B&W Renewable, B&W Environmental and B&W Thermal segments; our ability to successfully partner with third parties to win and execute contracts within our B&W Environmental, B&W Renewable and B&W Thermal segments; changes in our effective tax rate and tax positions, including any limitation on our ability to use our net operating loss carryforwards and other tax assets; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; our ability to successfully compete with current and future competitors; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the impact of the ongoing conflicts in Ukraine and the Middle East; the impact of pandemics or other global health crises; and the other factors specified and set forth under "Risk Factors" in the Company’s periodic reports filed with the Securities and Exchange Commission, including our most recent annual report on Form 10-K.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect actual results. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises, Inc.
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Lou Salamone, CFO	Ryan Cornell
Babcock & Wilcox Enterprises, Inc.	Public Relations
704.625.4944 | investors@babcock.com	Babcock & Wilcox Enterprises, Inc.
330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Revenues	$227.2	$236.4	$999.4	$847.9
Costs and expenses:
Cost of operations	171.6	182.8	775.3	661.0
Selling, general and administrative expenses	45.8	49.6	190.5	180.5
Advisory fees and settlement costs	2.2	(1.7)	0.9	8.5
Restructuring activities	1.5	0.2	4.2	0.6
Research and development costs	5.3	1.0	8.4	3.8
Loss (gain) on asset disposals, net	0.1	(1.7)	0.1	(8.8)
Total costs and expenses	226.5	230.1	979.5	845.6
Operating income	0.7	6.3	19.9	2.3
Other (expense) income:
Interest expense	(12.6)	(12.2)	(49.9)	(44.9)
Interest income	0.3	0.5	1.2	0.6
Benefit plans, net	(37.2)	15.2	(37.5)	37.5
Foreign exchange	1.7	2.6	(2.5)	(0.6)
Other expense - net	(0.7)	(3.8)	(1.3)	(3.9)
Total other (expense) income	(48.5)	2.4	(90.1)	(11.2)
Loss (income) before income tax expense	(47.8)	8.8	(70.2)	(8.9)
Income tax expense	6.5	6.3	8.5	11.1
Net (loss) income from continuing operations	(54.3)	2.5	(78.6)	(20.0)
(Loss) income from discontinued operations, net of tax	(8.5)	3.2	(118.3)	(6.6)
Net (loss) income	(62.7)	5.7	(197.0)	(26.6)
Net (loss) income attributable to non-controlling interest	—	0.1	(0.2)	3.7
Net (loss) income attributable to stockholders	(62.7)	5.7	(197.2)	(22.9)
Less: Dividend on Series A preferred stock	3.7	3.7	14.9	14.9
Net (loss) income attributable to stockholders of common stock	$(66.5)	$2.0	$(212.1)	$(37.7)

Basic (loss) income per share
Continuing operations	$(0.65)	$(0.02)	$(1.05)	$(0.35)
Discontinued operations	(0.09)	0.04	(1.33)	(0.08)
	$(0.74)	$0.02	$(2.38)	$(0.43)
Diluted (loss) income per share
Continuing operations	$(0.65)	$(0.02)	$(1.05)	$(0.35)
Discontinued operations	$(0.09)	$0.04	$(1.33)	$(0.08)
	$(0.74)	$0.02	$(2.38)	$(0.43)
Shares used in the computation of loss per share:
Basic	89.4	88.3	89.0	88.3
Diluted	89.4	88.6	89.0	88.3
(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	December 31, 2023	December 31, 2022
Cash and cash equivalents	$65.3	$76.2
Current restricted cash and cash equivalents	5.7	15.3
Accounts receivable – trade, net	144.0	158.4
Accounts receivable – other	36.2	38.5
Contracts in progress	90.1	118.2
Inventories, net	113.9	102.6
Other current assets	23.9	27.0
Current assets held for sale	18.5	21.4
Total current assets	497.6	557.6
Net property, plant and equipment, and finance lease	78.4	84.9
Goodwill	102.0	100.4
Intangible assets, net	45.6	51.6
Right-of-use assets	28.2	28.4
Long-term restricted cash	0.3	21.4
Deferred tax assets	2.1	2.0
Other assets	21.6	27.4
Noncurrent assets held for sale	—	68.0
Total assets	$775.7	$941.7

Accounts payable	$127.5	$131.2
Accrued employee benefits	10.8	12.5
Advance billings on contracts	81.1	130.9
Accrued warranty expense	7.6	9.6
Financing lease liabilities	1.4	1.2
Operating lease liabilities	3.9	3.5
Other accrued liabilities	68.1	54.0
Loans payable	6.2	3.8
Current liabilities held for sale	43.6	24.8
Total current liabilities	350.2	371.5
Senior notes	337.9	335.5
Loans payable, net of current portion	35.4	13.2
Pension and other postretirement benefit liabilities	172.9	136.2
Finance lease liabilities, net of current portion	26.2	27.5
Operating lease liabilities, net of current portion	25.4	25.6
Deferred tax liability	13.0	12.1
Other non-current liabilities	15.1	16.6
Non-current liabilities held for sale	—	5.7
Total liabilities	976.0	943.8
Stockholders' deficit:
Preferred stock, par value 0.01 per share, authorized shares of 20,000; issued and outstanding shares of 7,669 both periods ended December 31, 2023 and December 30, 2022.	0.1	0.1
Common stock, par value 0.01 per share, authorized shares of 500,000; issued and outstanding shares of 89,449 and 88,700 at December 31, 2023 and December 31, 2022, respectively	5.1	5.1
Capital in excess of par value	1,546.3	1,537.6
Treasury stock at cost, 2,139 and 1,868 shares at December 31, 2023 and December 31, 2022, respectively	(115.2)	(113.8)
Accumulated deficit	(1,570.9)	(1,358.9)
Accumulated other comprehensive loss	(66.4)	(72.8)
Stockholders' deficit attributable to shareholders	(201.0)	(2.6)
Non-controlling interest	0.6	0.5
Total stockholders' deficit	(200.4)	(2.1)
Total liabilities and stockholders' deficit	$775.7	$941.7

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Year ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss from continuing operations	$(78.6)	$(20.0)
Net loss from discontinued operations	(118.3)	(6.6)
Net loss	(197.0)	(26.6)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill impairment	56.6	7.2
Change in fair value of contingent consideration	—	(9.6)
Depreciation and amortization of long-lived assets	21.0	24.0
Amortization of deferred financing costs and debt discount	5.7	5.2
Amortization of guaranty fee	0.9	0.9
Non-cash operating lease expense	6.8	7.3
Loss (gain) on asset disposals	0.2	(8.8)
(Benefit from) provision for deferred income taxes, including valuation allowances	(1.5)	5.9
Prior service cost amortization for pension and postretirement plans	38.9	(6.8)
Stock-based compensation	8.7	10.0
Foreign exchange	2.5	0.6
Changes in operating assets and liabilities:
Accounts receivable - trade, net and other	31.2	(28.2)
Contracts in progress	40.2	(54.1)
Advance billings on contracts	(47.3)	62.3
Inventories, net	(8.1)	(19.0)
Income taxes	(6.3)	(0.2)
Accounts payable	12.9	52.7
Accrued and other current liabilities	(2.6)	(18.9)
Accrued contract loss	0.8	6.4
Pension liabilities, accrued postretirement benefits and employee benefits	(5.0)	(36.5)
Other, net	(1.0)	(4.2)
Net cash used in operating activities	(42.3)	(30.6)

Cash flows from investing activities:
Purchase of property, plant and equipment	(9.8)	(13.2)
Acquisition of business, net of cash acquired	—	(64.9)
Proceeds from sale of business and assets, net	—	5.5
Purchases of available-for-sale securities	(6.1)	(6.4)
Sales and maturities of available-for-sale securities	8.1	9.8
Other, net	(0.1)	0.5
Net cash used in investing activities	(7.9)	(68.8)

Cash flows from financing activities:
Issuance of senior notes	—	6.8
Borrowings on loan payable	252.5	7.2
Repayments on loan payable	(226.6)	(16.9)
Payment of holdback funds from acquisition	(2.8)	—
Proceeds from sale-leaseback financing transactions	—	13.3
Finance lease payments	(1.2)	(2.4)
Payment of preferred stock dividends	(11.1)	(14.9)
Shares of common stock returned to treasury stock	(1.4)	(2.8)
Debt issuance costs	(0.7)	(1.4)
Other, net	(0.2)	—
Net cash provided by (used in) financing activities	8.6	(11.2)
Effects of exchange rate changes on cash	(0.4)	(2.7)
Net decrease in cash, cash equivalents and restricted cash	(42.1)	(113.3)
Cash, cash equivalents and restricted cash at beginning of period	113.5	226.7
Cash, cash equivalents and restricted cash at end of period	$71.4	$113.5
(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
REVENUES:
Babcock & Wilcox Renewable	$62.2	$92.2	$318.6	$288.7
Babcock & Wilcox Environmental	68.4	43.2	202.9	154.4
Babcock & Wilcox Thermal	115.0	105.2	499.2	415.1
Other	(18.4)	(4.3)	(21.4)	(10.3)
	$227.2	$236.4	$999.4	$847.9

ADJUSTED EBITDA:
Babcock & Wilcox Renewable	$3.4	$5.6	$22.6	$21.2
Babcock & Wilcox Environmental	5.0	4.7	15.3	9.8
Babcock & Wilcox Thermal	17.2	15.0	66.7	56.3
Corporate	(5.2)	(3.5)	(21.4)	(16.5)
Research and development costs	(0.9)	(0.8)	(4.0)	(3.3)
	$19.5	$21.0	$79.1	$67.5

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable	$0.5	$0.8	$2.1	$2.5
Babcock & Wilcox Environmental	0.8	0.7	3.2	3.1
Babcock & Wilcox Thermal	1.1	1.8	4.4	5.4
	$2.4	$3.3	$9.7	$11.0

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.6	$1.6	$2.7	$2.9
Babcock & Wilcox Environmental	0.2	0.2	0.8	0.8
Babcock & Wilcox Thermal	1.7	2.0	6.8	6.9
	$2.6	$3.7	$10.3	$10.6

	As of December 31,
BACKLOG:	2023	2022
Babcock & Wilcox Renewable	$134	$129
Babcock & Wilcox Environmental	179	148
Babcock & Wilcox Thermal	211	265
Other/Eliminations	7	7
	$531	$549

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(3)
(In millions)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Net (loss) income from continuing operations	$(54.3)	$2.5	$(78.6)	$(20.0)
Interest expense	12.3	10.6	48.7	44.2
Income tax expense	6.5	6.3	8.5	11.1
Depreciation & amortization	5.0	7.1	20.0	21.6
EBITDA	(30.5)	26.6	(1.5)	56.9

Benefit plans, net	37.2	(15.2)	37.5	(37.5)
Loss (gain) on sales, net	0.1	(2.4)	0.1	(2.5)
Stock compensation	1.2	3.4	7.1	8.7
Restructuring activities and business services transition costs	2.4	2.3	5.7	8.5
Settlement and related legal (recoveries) costs	1.5	3.5	(1.5)	10.7
Advisory fees for settlement costs and liquidity planning	0.6	(0.4)	1.1	1.5
Acquisition pursuit and related costs	0.2	0.7	0.8	5.5
Product development (1)	5.7	1.5	9.0	4.1
Foreign exchange	(1.7)	(2.6)	2.5	0.6
Financial advisory services	—	0.3	—	1.4
Contract disposal (2)	0.2	0.4	8.6	3.0
Letter of credit fees	2.1	2.2	7.7	5.2
Other - net	0.5	0.9	2.0	1.5
Adjusted EBITDA	$19.5	$21.0	$79.1	$67.5
Product development (1)	(5.3)	(0.9)	(7.0)	(2.1)
BrightLoopTM and ClimateBrightTM expenses	6.6	2.0	12.0	6.4
Adjusted EBITDA excluding BrightLoopTM and ClimateBrightTM expenses	$20.8	$22.1	$84.1	$71.8

(1) Costs associated with development of commercially viable products that are ready to go to market. The elements of these costs associated with BrightLoopTM and ClimateBrightTM are included in the BrightLoopTM and ClimateBrightTM expenses line.
(2) Impacts of the disposal of our O&M contracts has been adjusted in the prior period to ensure uniform presentation with the current period.
(3) Figures may not be clerically accurate due to rounding.